Exhibit 99.1

CommerceHub Announces Distribution of Common Shares to Liberty Ventures and Minority Holders

ALBANY, NY, August 1, 2016 — CommerceHub (the “company”) (NASDAQ: CHUBA, CHUBK), a leading distributed commerce network for retailers and brands, announced that at 5 p.m., Eastern Time, on July 22, 2016, 42.7 million shares of its Series A, B, and C common stock were distributed to shareholders of Liberty Ventures (LVNTA, LVNTB) as described in the company’s registration statement on Form S-1 (including amendments thereto) filed with the Securities and Exchange Commission (the “S-1 registration statement”). Additionally, the company expects that approximately 109,000 shares of its Series C common stock will be issued to those minority holders who do not exercise dissenters’ rights in compliance with applicable law in connection with the internal restructuring described in the company’s S-1 registration statement. The final exchange ratio for the purpose of the internal restructuring was approximately 2.182.

Additionally, the company updates, by reference here, the table on slide 27 of the CommerceHub Spin-Off Presentation, available in the Events & Presentations section of the company’s Investor Relations website(1), with the following:

(all figures, excluding Weighted Average Exercise Price, in millions)	Basic Shares Outstanding
Approximate CHUBA Shares Distributed to LVNTA Holders	13.5
Approximate CHUBB Shares Distributed to LVNTB Holders	0.7
Approximate CHUBK Shares Distributed to LVNTA and LVNTB Holders	28.5
Approximate CHUBK Shares to be Issued to Minority Holders	0.1
Total Basic Shares Outstanding	42.8

	Options Outstanding(2)	Weighted Average Exercise Price
CHUBK Options from Conversion of Existing SARS/Options(3)	3.5	$10.50
CHUBK Options from Conversion of CEO SAR Grant (June 28, 2016)(4)	2.3	$16.34
Options from Conversion of LVNT A/B Awards as of July 22, 2016	1.6	$8.88
Total Options Outstanding	7.4

(1)  http://files.shareholder.com/downloads/AMDA-6ELUYM/2237334665x0x901064/DAE0DC47-E86B-4D09-8CD8-EC913463CCA6/CommerceHub-Spinoff-Presentation-July-2016.pdf

(2)  Gross, before application of treasury method.

(3)  As of 7/22/2016, including pre-spin management retention grants, excluding CEO SAR Grant, based on an exchange ratio of approximately 2.182 Series C options for each SAR/Option.

(4)  Based on 1.057 million SAR grant on 6/28/2016 and an exchange ratio of approximately 2.182.

CommerceHub Investor Relations Contact

Erik Morton

1.844.899.3616

investor@commercehub.com

CommerceHub Media Contact

Laura Anderson

1-203-682-8267

CommerceHubICR@icrinc.com

About CommerceHub:

CommerceHub (NASDAQ: CHUBA, CHUBK) is a distributed commerce network connecting supply, demand and delivery that helps retailers and brands increase sales by expanding product assortments, promoting products on the channels that perform, and enabling rapid, on-time customer delivery. With its robust platform and proven scalability, CommerceHub has helped its approximately 9,500 customers achieve an estimated $11.6 billion in Gross Merchandise Value in 2015.